Exhibit 99.1

Dr. Edward W. Knowlton Resigns as a Director of Solta Medical, Inc.

Hayward, Calif., May 24, 2013—-Solta Medical, Inc. (NASDAQ: SLTM), a global leader in the medical aesthetics market, today reported Dr. Edward W. Knowlton has resigned as a member of the Company’s Board of Directors effective immediately. Dr. Knowlton is the founder of Thermage, the predecessor company to Solta Medical and had served as a director since 1996.

“On behalf of the entire Board of Directors, as well as our management team, I would like to thank Ed for his tireless dedication to our company and his numerous contributions,” said Stephen J. Fanning, Chairman, President and CEO. “Ed is a pioneer in the medical aesthetics industry having authored numerous patents in the field and written several scientific papers on plastic surgery. We will miss his participation on our Board of Directors.”

“Solta has emerged as the leading innovator in the medical aesthetics industry and is positioned to build returns for our shareholders,” said Dr. Knowlton. “After several years as a member of the Board, I’ve decided that now is an opportune time for me to leave my formal role with Solta. As the Company’s founder, Solta and the team will be always near and dear to me and they can always count on my help whenever I can be of assistance.”

With Mr. Knowlton’s resignation, Solta has seven directors. The Board currently does not intend to add an eighth director.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative solutions with proven efficacy and safety backed by over 10 years of clinical study and research. The company offers aesthetic energy devices for skin resurfacing and rejuvenation, acne reduction, body contouring and skin tightening, as well as tools and accessories to optimize the latest liposuction techniques. The Solta Medical portfolio includes the well-known brands Thermage®, Fraxel®, Clear + Brilliant®, Liposonix®, Isolaz®, CLARO®, VASERlipo™, VASERshape™, VASERsmooth™, VentX®, PowerX®, TouchView®, and Origins™, which collectively make up a comprehensive platform to address a range of aesthetic skin and body issues. More than two and a half million procedures have been performed with Solta Medical’s products around the world. Solta Medical is headquartered in Hayward, CA with field teams and regional offices worldwide.

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